For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI Reports Fourth Quarter and Year End 2005 Financial Results

Saddle River, New Jersey (March 1, 2006). PDI, Inc. (NASDAQ: PDII) a diversified sales and marketing services provider to the biopharmaceutical industry, announced today its fourth quarter and year end 2005 financial results.

Twelve Months Results
Revenues for the twelve months ended December 31, 2005 was $319.4 million, 12.4% lower than revenue of $364.4 million for the twelve months ended December 31, 2004. There was an operating loss of $26.9 million for the twelve months ended December 31, 2005 compared to operating income of $35.2 million for the twelve months ended December 31, 2004. There was a net loss of $19.5 million for the twelve months ended December 31, 2005 versus net income of $21.1 million for the twelve months ended December 31, 2004. The net loss per diluted share for the twelve months ended December 31, 2005 was $1.37 compared to diluted net income per share of $1.42 for the twelve months ended December 31, 2004. As discussed below, there were significant events that affected the Company’s operating expenses in the period and they will be discussed more fully in the Company’s 10K.

Fourth Quarter Results
Revenues for the quarter ended December 31, 2005 was $81.3 million, 7.4% less than revenue of $87.8 million for the quarter ended December 31, 2004. There was an operating loss of $17.9 million for the quarter ended December 31, 2005, versus operating income of $8.1 million for the quarter ended December 31, 2004. There was a net loss of $19.7 million for the quarter ended December 31, 2005, compared to net income of $4.6 million for the quarter ended December 31, 2004. The net loss per diluted share for the quarter ended December 31, 2005 was $1.43 versus diluted net income per share of $0.31 for the quarter ended December 31, 2004. As discussed below, there were significant events that affected the Company’s operating expenses in the period and they will be discussed more fully in the Company’s 10K.

Larry Ellberger, PDI’s interim CEO, stated, “2005 was a year of significant changes for PDI including the announcement of a number of executive changes. We are continuing to implement the initiatives we announced in November 2005 to improve our performance.”

“First of all, we have significantly strengthened our business development and marketing efforts, including those directed toward the emerging and biotech segment of the industry. We are pleased with our initial progress here. We have won four new business opportunities since September, adding close to 200 representatives. Two of these wins are multi-year engagements. We believe there is considerable potential for new business from this segment of the pharmaceutical industry. There are over one hundred companies in this segment with products in phase three or awaiting FDA approval. Additionally, the majority of FDA approvals in 2005 came from this segment. PDI’s marketing services businesses already have many customers in this area and we look to leverage more of those relationships into new business wins in the future. We are committed to maintaining and growing our leadership position in contract sales and believe that the dynamics are favorable over the long term within the pharmaceutical industry to lead to a greater outsourcing of sales and marketing services.

“Second, we expect total compensation and other selling, general and administrative expenses to be significantly below the approximately $65 million incurred in 2005. We are taking the steps necessary to improve our performance without compromising the high level of service we provide our customers or our ability to compete and win new business. The fourth quarter decision to close down the medical device and diagnostics (MD&D) business unit demonstrates our commitment to swift corrective action on underperforming business units.

“Additionally, we are continuing to seek accretive acquisitions that will strengthen our ability to compete and win new contract sales engagements, especially with the emerging and biotech segment. We plan to grow and augment our current marketing services business to broaden our service offering and diversify our business base via targeted acquisitions.

“Despite a difficult and challenging year, and notwithstanding continued investments in our capabilities, an outflow of $13 million to repurchase our shares, and almost $6 million in executive severance, we ended the year with cash and short term investments of $98 million and working capital of $86 million, which highlights the Company’s financial strength and liquidity.”

Events during Year Ended December 31, 2005
•
The Company incurred $14.4 million in asset impairment costs in 2005. This amount included the write down of: (i) goodwill and intangible assets associated with the Company’s MD&D business unit in the amount of $8.2 million; (ii) goodwill associated with the Company’s Select Access business unit in the amount of $3.3 million; and (iii) the Company’s Siebel sales force automation software asset in the amount of $2.8 million.

•
Included in the full year results is $5.7 million of executive severance and settlement costs, which, combined with non-executive severance costs incurred in the first quarter resulted in $6.7 million in severance and settlement costs for the year.

•
As previously announced, the Company recorded a legal accrual in the third quarter of $3.3 million related to potential California Labor Code penalties. The Company reduced this reserve by $2.7 million in the fourth quarter partially due to reaching a tentative settlement.

•	The Company accrued $2.4 million for facilities realignment expenses related to excess office facilities.
•	The Company established a $755,000 allowance against its loans to TMX Interactive based upon its impairment.

The foregoing items are included in total operating expenses and reduced operating income by $24.7 million for the year.

Fourth Quarter Events
•
The Company wrote down goodwill and intangible assets associated with its MD&D business unit in the amount of $8.2 million and goodwill associated with its Select Access business unit in the amount of $3.3 million.

•	Included in the fourth quarter is $3.4 million of severance and settlement amounts with certain executives.
•	The Company accrued $2.4 million for facilities realignment expenses related to excess office facilities.
•
As previously announced, the Company took a legal accrual in the third quarter of $3.3 million related to potential California Labor Code penalties. The Company reduced this reserve by $2.7 million in the fourth quarter partially due to reaching a tentative settlement.

The foregoing items are included in total operating expenses and reduced operating income by a net amount of $14.6 million in the fourth quarter.

Other Events
As announced on Tuesday, February 28, 2006, the Company has been notified by AstraZeneca that its fee for service agreements will be terminated effective April 30, 2006. The termination affects approximately 800 field representatives. The revenue impact is projected to be approximately $65 to $70 million in 2006. In light of this event, the Company is assessing the ramifications it may have on the Company’s operations, including the need to further reduce operating expenses beyond the reductions already planned.

The Company did not repurchase any shares during the fourth quarter.

As previously announced, the Board of Directors has retained an executive search firm and initiated a search for a permanent CEO. The search for a permanent CEO is progressing.

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical industry. PDI’s comprehensive set of outsourced sales and marketing solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, New Jersey, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients; and Select Access™, our targeted sales solution that leverages an existing infrastructure; marketing research and consulting; and medical education and communications. PDI’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continued innovation.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigations, PDI's ability to implement its current business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2004, and PDI's periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2005	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$90,827	$81,000
Short-term investments	6,807	28,498
Accounts receivable, net of allowance for doubtful accounts of
$778 and $74 as of December 31, 2005 and 2004, respectively	27,148	26,662
Unbilled costs and accrued profits on contracts in progress	5,974	3,393
Income tax refund receivable	6,292	-
Other current assets	14,078	15,883
Total current assets	151,126	155,436
Property and equipment, net	16,053	17,170
Goodwill	13,112	23,791
Other intangible assets, net	17,305	19,548
Other long-term assets	2,710	8,760
Total assets	$200,306	$224,705

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,693	$7,217
Income taxes payable	6,805	5,263
Unearned contract revenue	12,598	6,924
Accrued returns	231	4,316
Accrued incentives	12,028	16,282
Accured payroll and related benefits	7,556	8,414
Other accrued expenses	19,785	10,864
Total current liabilities	64,696	59,280

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, no
shares issued and outstanding	-	-
Common stock, $.01 par value; 100,000,000 shares authorized;
14,947,771 and 14,820,499 shares issued at December 31, 2005 and
2004, respectively; 13,929,765 and 14,815,499 shares outstanding at
December 31, 2005 and 2004, respectively	150	148
Additional paid-in capital	118,324	116,737
Retained earnings	31,183	50,637
Accumulated other comprehensive income	71	76
Unamortized compensation costs	(904)	(2,063)
Treasury stock, at cost: 1,018,006 and 5,000 shares at
December 31, 2005 and 2004, respectively	(13,214)	(110)
Total stockholders' equity	$135,610	$165,425
Total liabilities & stockholders' equity	$200,306	$224,705

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	For The Three Months Ended		For The Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue
Service, net	$81,290	$88,299	$319,415	$365,965
Product, net	-	(487)	-	(1,521)
Total revenue, net	81,290	87,812	319,415	364,444
Cost of goods and services:
Program expenses (including related party
amount of $180 for the year ended
December 31, 2004)	65,244	61,690	257,479	265,360
Cost of goods sold	-	10	-	254
Total cost of goods and services	65,244	61,700	257,479	265,614

Gross profit	16,046	26,112	61,936	98,830

Compensation expense	6,750	7,776	29,367	33,830
Other selling, general and administrative	12,180	8,969	35,330	26,916
Asset impairment	11,518	-	14,351	-
Executive severance	3,384	-	5,730	495
Legal and related costs	(2,274)	1,255	1,691	2,398
Facilities realignment	2,354	-	2,354	-
Total operating expenses	33,912	18,000	88,823	63,639

Operating (loss) income	(17,866)	8,112	(26,887)	35,191

(Loss) gain on investments	-	(1,000)	4,444	(1,000)
Interest income, net	1,057	918	3,190	1,779

(Loss) income before taxes	(16,809)	8,030	(19,253)	35,970
Provision for income taxes	2,912	3,383	201	14,838

Net (loss) income	$(19,721)	$4,647	$(19,454)	$21,132

Net (loss) income per share of common stock:
Basic	$(1.43)	$0.32	$(1.37)	$1.45
Assuming dilution	$(1.43)	$0.31	$(1.37)	$1.42

Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,797	14,641	14,232	14,564
Assuming dilution	13,797	14,922	14,232	14,893

PDI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For The Years Ended
	December 31,
	2005	2004
	(unaudited)
Cash Flows From Operating Activities
Net (loss) income from operations	$(19,454)	$21,132
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	5,820	5,916
(Gain) loss on investments	(4,444)	1,000
Asset impairment	14,351	-
Loss on disposal of assets	269	622
Stock compensation costs	1,520	1,232
Deferred taxes, net	6,449	9,199
Provision for bad debt	1,385	683
Other changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(1,229)	15,807
(Increase) decrease in unbilled costs	(2,581)	648
(Increase) in income tax refund receivable	(6,292)	-
Decrease in inventory	-	43
Decrease (increase) in other current assets	446	(33)
Decrease (increase) in other long-term assets	218	(28)
(Decrease) in accounts payable	(41)	(3,439)
Increase (decrease) in income taxes payable	1,542	(3,529)
Increase in unearned contract revenue	5,674	507
(Decrease) in accrued returns	(4,085)	(18,495)
(Decrease) in accrued incentives	(4,254)	(4,204)
(Decrease) in accrued payroll and related benefits	(858)	(617)
Increase in accrued liabilities	8,676	2,538
Net cash provided by operating activities	3,112	28,982
Cash Flows From Investing Activities
Sales (purchases) of short-term investments, net	21,686	(27,103)
Proceeds from sale of investment	4,444	-
Repayments from (loans to) Xylos and TMX	100	(1,500)
Purchase of property and equipment	(5,832)	(8,104)
Proceeds from sale of assets	63	-
Cash paid for acquisition, including acquisition costs	(1,936)	(28,443)
Net cash provided by (used in) investing activities	18,525	(65,150)
Cash Flows From Financing Activities
Net proceeds from employee stock purchase plan
and the exercise of stock options	1,294	3,880
Cash paid to repurchase shares	(13,104)	-
Net cash (used in) provided by financing activities	(11,810)	3,880
Net increase (decrease) in cash and cash equivalents	9,827	(32,288)
Cash and cash equivalents - beginning	81,000	113,288
Cash and cash equivalents - ending	$90,827	$81,000

Cash paid for interest	$2	$3
Cash paid for taxes	$1,513	$7,389